Exhibit 99.1

January 19, 2021	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Increases Quarterly Dividend

TULSA, Okla. - Jan. 19, 2021 - The board of directors of ONE Gas, Inc. (NYSE: OGS) today increased the dividend for the first quarter 2021 by 4 cents per share to 58 cents per share, resulting in an annualized dividend of $2.32 per share.

The dividend is payable March 5, 2021, to shareholders of record at the close of business Feb. 19, 2021.

The company expects an average annual dividend increase of 6% to 8% between 2020 and 2025, with a target dividend payout ratio of 55% to 65% of net income, all subject to its board of directors' approval.

---------------------------------------------------------------------------------------------------------------------
ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information, visit the website at www.onegas.com.

###